SHAREHOLDERS LETTER

2005 was a record year for Nu Skin Enterprises, laying the foundation for a bright future. We will realize all the future holds as we take calculated risks and DARE to press forward toward our goal of becoming the world’s leading direct selling company by generating more income for our distributors than any other direct selling company generates for its sales force.

With revenue of $1.18 billion in 2005, a 4 percent increase over the prior year, we achieved a record level of annual sales. We also enjoyed the largest number of active distributors we’ve ever had engaged in the business. And we lived up to our reputation of innovation by introducing many exceptional products, including the award-winning lifepak® nano and an enhanced version of our best-selling Nu Skin 180°® Anti-Aging Skin Care System.

We also made significant progress in our effort to address a common dilemma among consumers: determining to what extent, if any, their nutrition and personal care products positively impact their body chemistry and appearance. We analyzed development of the second-generation Pharmanex® BioPhotonic Scanner (S2). In addition, we are developing a hand-held tool that can assess skin health while showing the benefits of our skin treatment products. These cutting-edge, scientifically validated tools enable us to easily demonstrate The Measurable Difference™ between our products and those of our competitors.

While we made great strides in 2005, we can do better. We have embarked on initiatives that will move our business steadily forward. We expect 2006 to be a transition year—one that will allow us to set the wheels in motion for healthy growth in the future.

GEOGRAPHIC REVIEW

Our progress in certain key markets stalled during the second half of 2005, slightly reducing our profits for the year over 2004. Japan continues to be one of the world’s largest direct selling markets and represents nearly half of our sales. Accordingly, Japan continues to be our highest priority.

We began to experience some softness in Japan during the latter part of the year as we discontinued the promotion and shipment of first-generation Scanners, in favor of waiting until 2006 for the highly advanced second-generation Scanner. In addition, well-tested distributor compensation plan changes that had proven successful in several other markets were met with a poor reaction from our sales force and led to unexpected erosion in the number of early-stage distributor leaders. While the introduction of the S1 Scanner generated growth in nutrition sales, those gains were lost to a decline in personal care sales. The net effect of these factors resulted in a local currency revenue decline of one percent for the year and a six percent decline for the fourth quarter.

We are aggressively addressing these issues. To stabilize Japan, we are:

•	Launching the S2 Scanner in mid-2006 with favorable programs to improve access to this tool.

•	Implementing compensation plan enhancements intended to remedy last year’s poorly received changes.

•	Introducing the Nu Skin®ProDerm™ Skin Analyzer to refocus attention on and renew growth in Nu Skin® personal care.

•	Initiating our first-ever brand building campaign through traditional media, primarily utilizing newspaper advertisements.

In Mainland China, revenue for the first half of the year remained on target. To prepare for the eventual introduction of direct selling regulations and our long-term growth in the market, we made some changes to our sales force remuneration system in July that negatively impacted our results in China, causing our annual revenue to decline by 3 percent. In addition, the continued delay in the publication of the direct selling regulations contributed to a level of uncertainty in the market that negatively impacted results.

China is opening itself to direct selling one step at a time. The new regulations will not enable us to compensate our sales force in China as we do elsewhere in the world. We believe, however, that we can present a compelling business opportunity to Chinese entrepreneurs. We intend to offer a hybrid business model, including single-level compensation to independent contractors, while subsequently employing those who become sales leaders. A key benefit of the new regulations is that all companies that secure direct selling licenses will operate on a level playing field and will be recognized by the Chinese government as authorized direct sellers in the market.

2006 will be an historic year for our business in China, as we are optimistic we will be granted a direct selling license in the upcoming months. China has the potential to become the world’s largest direct selling market, and we look forward to the leadership role we will play in this burgeoning industry.

Our priorities for China are:

•	Securing a direct selling license from the central government.

•	Implementing direct selling activities in Shanghai while working with additional provinces and municipalities to secure direct selling authorization.

•	Continuing to expand our product offerings in both personal care and nutrition.

•	Engaging in brand-building activities to further promote our leadership in direct selling.

The United States market experienced solid, 6 percent revenue growth in 2005. We reported continued modest gains in our two core product categories and in Big Planet’s PhotoMax™ digital imaging opportunity. Since the introduction of the S1 Scanner in 2003, Pharmanex revenue has increased 85 percent in the market.

To continue to grow our business in the United States in 2006, we are:

•	Aligning our distributor force around a simplified cross-branded marketing focus: The measurable difference™.

•	Launching the S2 Scanner in the first half of 2006 with a simplified leasing program, making it more accessible.

•	Leveraging our recent acquisition of full license rights to the Scanner technology, which will allow us to use the Scanner in medical settings.

•	Invigorating personal care through the launch of ProDerm™ in mid-2006.

•	Taking advantage of distributor enthusiasm for our Photomax™ offering by adding additional services to this category.

Several other star markets contributed to our record revenue in 2005, including South Korea, where direct selling has doubled over the past four years, making it the world’s third-largest direct selling market. South Korea finished 2005 with a 33 percent increase in revenue over 2004 and should continue this impressive growth in 2006. Europe is also showing strong growth, posting a revenue increase of 26 percent in 2005. Although still small, Latin America has also achieved noteworthy growth, with a revenue increase of 105 percent in 2005 over the prior year. As these markets continue to grow, they will provide us with greater global diversity, thereby reducing our exposure to one large market and to foreign currency fluctuations, specifically the yen.

BUSINESS TRANSFORMATION

As we take steps to capitalize on our future potential, we have also initiated a global business transformation that is focused on three objectives:

•	First, driving our top line by aligning our efforts and resources with the direction of our sales leaders.

•	Second, identifying and capitalizing on our growth drivers and marketing story in each geographic market.

•	Third, streamlining our organization to generate additional capital to invest in growth initiatives and to protect and improve profitability.

This transformation process has enabled us to clearly identify where we will establish, maintain and leverage competitive advantages to expand our leadership position in the direct selling world.

        These competitive advantages include:

•	Continually renewing the business opportunity for our sales leaders by, among other things, opening new geographic markets and offering a multi-branded suite of business opportunities.

•	Offering only those products that are differentiated and scientifically substantiated.

•	Enabling our sales force to demonstrate product efficacy in categories typically overrun with confusing marketing hype.

•	Maintaining a seamless, global compensation model that generously rewards the best field leaders in the direct selling industry.

•	Promoting an uplifting, “force for good” culture that enables all to do well and to do good along the way.

Our transformation efforts have also highlighted how our corporate organization needs to become more focused on maximizing these competitive advantages and to serve the needs of our distributors more effectively. With this end in mind, we are committed to putting a process-centric, results-oriented organization in place and making sure we have the right people in the right positions at the right time.

In the first quarter of 2006, we will incur restructuring charges of $35 to $40 million associated with severance costs and asset write-downs that will enable us to focus our resources on necessary growth initiatives. We are confident we will emerge from our transformation process more focused, better aligned and optimally organized to reach our potential.

WE DARE

We have learned from the past and are confident in the renewed opportunities we face in the future. It seems that direct sellers believe in the power of human will. We see our sales leaders do amazing things when they set their minds to accomplishing their goals.

We are focused on achieving our objectives, shareing the sentiment of author, Dale Carnegie, who said, “The person who goes the farthest is generally the one who is willing to do and DARE.” We see great success as we look to the future of Nu Skin Enterprises, and we are committed to dream big, defy limits, look beyond, work smart and stand tall—all in our quest to become the world’s leading direct selling company.

DARE TO DREAM BIG

From the very beginning, Nu Skin Enterprises has continuously defied the odds. Founded in 1984, the company was born of a small group of entrepreneurs who had little capital and big dreams. Their vision was clear—they wanted to improve people’s lives with innovative products that helped people look and feel better, as well as provide a business opportunity that offered individuals lifestyle freedom. With the determination and passion of this small band who became hundreds of thousands of distributors, employees and scientific collaborators, Nu Skin Enterprises rapidly became a leader in the direct selling world.

Our history of success, despite the odds, provides a unique perspective on our future potential. We are taking aggressive steps to achieve growth in the upcoming years. Our goal is to become the world’s leading direct selling company by generating more income for our distributors than any other company. To do this, we must become at least two and a half times larger than we are today.

Industry trends are in our favor as we set our sights on future growth. In fact, the direct selling channel has grown at a compounded annual growth rate of 7.5 percent over the last 10 years, and global socio-economic trends continue to demonstrate a growing need for the products and business opportunity we offer.

Just consider:

•	We are living longer – in the United States, the average life expectancy in now 77 years old. If this trend continues, nearly a quarter of our lives will be spent in retirement.

•	The aging population is not just a U.S. phenomenon. In Japan, for example, by 2015, the proportion of the population over the age of 65 is projected to reach 26%, the largest percentage among industrialized nations.

•	While we’re living longer, we’re not living these years in the best of health. Obesity among older adults continues to increase and according to the National Health Statistics Group, health care costs are expected to climb to 18 percent of the GDP by 2013.

•	Conversely, savings rates continue to fall. The Bureau of Economic Analysis indicated that savings as a percent of personal income in the United States has fallen to the lowest levels since the Great Depression.

Every demographic trend related to our business bodes well for what we do. Nu Skin Enterprises offers the direct selling business opportunity and healthy living product portfolio that will continue to provide consumer solutions in the years to come—offering those who dare to dream big, a better way of life.

DARE TO DEFY LIMITS

We are daring to defy limits in direct selling, personal care and nutrition with business models, products and services that set the benchmark for others to follow. Our efforts are driven by a powerful scientific engine that includes more than 150 in-house scientists and collaborations with leading research institutions, allowing us to deliver new products and technologies to the marketplace quickly and efficiently.

In 2005, the company’s new product innovations included lifepak® nano, a significantly enhanced version of our flagship product, featuring proprietary nanotechnology that helps maximize nutrient absorption in the body. This product has already become one of the best-selling products in the United States and has been nationally recognized for its scientific innovation. Another significant 2005 product entry was the enhanced version of the Nu Skin 180°® Anti-Aging Skin Therapy System. This seven-year-old product regimen is our top-selling personal care system and was recently modernized to include an efficacious formulation of polyhydroxy acids that appeals to more skin types, allowing for an even broader consumer base.

Nu Skin’s research and clinical studies include collaborations with world-renowned scientific institutions, including Stanford University. Through the Nu Skin Center for Dermatologic Research at Stanford University School of Medicine, Nu Skin supports directed and non-directed research. Select information obtained through this collaborative research has been presented as posters at the American Academy of Dermatology’s annual meetings. Other Nu Skin cosmeceutical studies have been published in recent textbooks that are used in medical schools across the country, as well as in peer review journals, such as the Journal of Cosmetic Dermatology.

In addition to our world-class collaborations with leading academic institutions, our Pharmanex scientific team performed almost twice as many clinical studies and 10 times the number of preclinical studies in 2005 than in 2004. Our clinical and pharmacological laboratories in Beijing and Provo conducted 16 human clinical studies, 190 experimental and pre-clinical studies and 20 toxicology studies, while also developing 19 new biological efficacy testing methods. This effort to lead in product substantiation resulted in Pharmanex becoming the first company worldwide to obtain three levels of third-party quality certifications for a dietary supplement: LifePak® is now certified by NSF International, Consumer Labs and the Banned Substance Control Group.

While we’ve set the standard in developing and substantiating our products, we’ve gone even further to differentiate ourselves by demonstrating our product efficacy. The Measurable Difference™ gives our sales associates a clear competitive advantage by arming them with scientifically validated tools that measure the benefits of our premium products on their customers. To date, more than 3 million people have been scanned by the Pharmanex® BioPhotonic Scanner, helping customers understand their nutritional status and introducing them to Pharmanex® products. Our Scanner operators are on a mission to “get the world their number.”

In the spring of 2006, we will introduce the second-generation Scanner in many of our key markets. Just like the original, the S2 Scanner measures carotenoid antioxidants in the skin. Recent studies confirm that these important dietary micronutrients are reliable indicators of a person’s overall antioxidant status. The S2 Scanner is a significant technological improvement over the original version of the Scanner. It is 30 percent smaller, has shorter calibration and scanning times, is less sensitive to temperature and humidity fluctuations and is more economical for our distributors—benefits that maximize the use of the technology for our sales force.

We are equally enthusiastic about the launch of the Nu Skin® ProDerm™ Skin Analyzer, a proprietary, patent-pending skin analysis tool developed in-house that provides an assessment of key skin attributes. Developed in cooperation with leading dermatologists, this portable instrument will enable Nu Skin sales representatives to analyze their customers’ skin, make a personalized Nu Skin® regimen recommendation and quantify improvements in their skin over time. ProDerm™ is already getting a lot of attention among our sales leaders and was recently recognized by Women’s Wear Daily as “giving new meaning to personalized skin care.”

DARE TO LOOK BEYOND

As we look toward the bright future that lies ahead for Nu Skin Enterprises, we can’t help but look back at the success we’ve experienced in our new markets this year. In February, we celebrated the opening of Hungary. This market is progressing nicely and developing a solid growth of distributor leaders in the area—one we believe will serve as a successful entrée to Russia. We also expect Israel to contribute to the significance of Russia by providing distributor leadership to our Russian sales force. We opened Israel in late 2004 and it performed very well in 2005, growing every month at an average rate of nine percent. In August, we opened Indonesia, a $700 million direct selling market that made a meaningful contribution to our operations in the South Asia/Pacific region by generating $4 million of revenue before the end of the year.

We will continue to expand our geographic reach to new markets with vast potential, including Russia and India. We anticipate opening Russia in the first half of 2006. This market has great potential, reporting more than 500 percent growth in direct selling over the past five years. India is also an up-and-coming direct selling market, and we anticipate commencing operations there toward the end of 2007.

In the near term, we will also expand our operations in Mainland China and look forward to the day when we are able to operate as a direct seller in this market. Within the direct selling industry, there has been an increased level of interest in Mainland China following the results of a recent survey that indicated nearly 50 percent of the population is interested in pursuing a direct selling opportunity. We believe China could generate annual industry revenue of $10 billion within five years, which would make it the world’s third-largest direct selling market. Over the long term, it is not difficult to foresee China rivaling the United States and Japan at $30 billion per year in terms of total market size for direct selling.

DARE TO WORK SMART

It’s not sufficient to just work hard in the competitive environment in which we operate— we must work smart. One example of this is our global business transformation initiated in 2005. Although the transformation will cost us $35 to $40 million in one-time charges (about half of which are cash expenses) in the first quarter of 2006, this strategy should provide annual savings of $25 to $30 million once all of the transformation measures have been fully implemented in 2008.

A portion of these savings will be reinvested into growth initiatives in our most important markets. In Japan, these investments will fund image and brand-building efforts, including the improvement of physical facilities. In China, we will increase and improve our infrastructure in advance of the launch of our direct selling business model there. Opening Russia will also require investment during 2006.

In addition, we are committing approximately $10 million of capital to undertake the construction of a nutrition manufacturing plant in China that will provide products for global export. This plant should be operational by the end of 2007 and will enable us to significantly reduce our cost of sales on nutrition products.

In 2005, we also committed $50 million of capital toward dividends and share repurchases. We increased our annual dividend by 13 percent in 2005, achieving our fifth consecutive year of dividend increases. Additionally, our board of directors declared a dividend increase in the first quarter of 2006 to $0.10 per share. We are making good use of our healthy cash flow to promote shareholder value.

We’re working smart to ensure we continually increase shareholder value and achieve the goals we have set for the company.

DARE TO STAND TALL

Daring to stand tall in our business means that we’re willing to do what is right instead of doing what is expedient. The legacy of Nu Skin Enterprises will be our history of creating a better way of life for people. The unique combination of our business opportunity, products and uplifting culture attracts the highest-quality distributor partners in the direct selling industry.

In just 22 years of operation, we have paid approximately $5 billion in distributor commissions. We’ve also paid more than $1 million to 460 different distributorships. And hundreds of thousands of others have enjoyed the benefits of full- or part-time income.

Along the way, we are also making the world a better place. In just three years of operation, our Nourish the Children program has provided more than 45 million meals to help feed starving children in Africa, Latin America, the Philippines, Indonesia, Thailand and China. Meanwhile, our Nu Skin Force for Good Foundation™ is creating a better world for children through the generous donations of distributors and employees and through the sale of Nu Skin® Epoch® products. Now in its 10th year, the foundation has raised more than $14 million for hundreds of children’s causes throughout the world—from helping find a cure to the devastating disease of Epidermolysis Bullosa to providing basic needs and educational support for orphaned or underprivileged children in such areas as Africa, the Ukraine, China and Thailand.

The 800,000 independent distributors and 9,000 employees who have gravitated to Nu Skin Enterprises have created a unique and wonderful culture. We want to lead. Our dynamic field leaders are complemented by dedicated and talented managers around the world, many of whom serve in leadership positions in industry associations to ensure the direct selling industry promotes high ethical standards and is recognized for the good it accomplishes. It is a pleasure and an honor to work side by side with this army of distributor and employee partners.

2006 OBJECTIVES

Given the second half of 2005 and forecasts for a significantly stronger U.S. dollar against the yen throughout 2006, it is frankly difficult to project revenue growth in 2006. Many of our markets, including the United States, South Korea, Taiwan, Hong Kong, Europe, Thailand and Latin America will continue to do well. Our Japanese business needs to be rejuvenated, and growth in China is subject to the receipt of direct selling licensing that is largely beyond our control. However, our vision for the mid- and long-terms will not be dimmed by a difficult year in 2006.

To maximize our results in 2006 and beyond, we are doing the following:

1.	Stabilizing Japan through the launch of the S2 Scanner and ProDerm™, by implementing changes to the distributor compensation plan in April and by undertaking new brand-building initiatives.

2.	Securing our direct selling license in China.

3.	Improving distributor access to our differentiating tools; the Scanner and ProDerm™

4.	Reinvigorating our personal care category with the launch of ProDerm™.

5.

Continuing our business transformation, including completing restructuring efforts in early 2006, infusing focus and clarity on growth drivers in each market, aligning corporate efforts with distributor leaders, reallocating capital to growth initiatives, all while protecting our bottom line through cost reductions.

6.	Successfully opening Russia in the second quarter.

7.	Undertaking a brand enhancement effort in certain key markets, including Japan, China and Taiwan.

We are laying the foundation for a bright future and taking the calculated risks necessary to reach our full potential. There’s no doubt that as we dare to dream big, defy limits, look beyond, work smart and stand tall, we will become the world’s leading direct selling company.

We believe that the “future belongs to those who DARE.”

Sincerely,

/s/ Blake M. Roney
Blake M. Roney

Chairman

/s/ M. Truman Hunt
M. Truman Hunt

President and CEO